EXHIBIT 10.1

CHANGE IN CONTROL AGREEMENT

Rod Vesling	“Officer”
[Address]

Interlink Electronics, Inc.,	“Company”
546 Flynn Road
Camarillo, California 93012

Interlink Electronics, Inc., a Delaware corporation (the “Company”), considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interest of the Company and its stockholders. In this connection, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders. Accordingly, the Board of Directors of the Company (the “Board”) has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management to their assigned duties without distraction in circumstances arising from the possibility of a change in control of the Company.

This Agreement, when executed by the parties thereto, supersedes and replaces that certain agreement, dated as of May 16, 2007, by and between the parties relating to the same subject matter and upon such execution, such former agreement shall be null and void and of no effect.

In order to induce Officer to remain in the employ of the Company, this Agreement, the form of which has been approved by the Board, sets forth the severance benefits which the Company agrees will be provided to Officer in the event Officer’s employment with the Company is terminated in connection with a “Change in Control” of the Company under the circumstances described below.

1. Employment at Will; Agreement to Provide Services; Right to Terminate.

(i) Except as otherwise provided in paragraph (ii) below, the Company or Officer may terminate Officer’s employment at any time, subject to the provisions of any employment agreement (including this Agreement) between Officer and the Company and the Company’s providing the benefits in accordance with the terms of this Agreement and all other legally mandated benefits, whether statutory or contractual in nature.

(ii) In the event of a Potential Change in Control of the Company as defined in Section 4, Officer agrees that Officer will not leave the employ of the Company (other than as a result of Disability, upon Retirement or for Good Reason, as such terms are defined in Section 4), and will render the services contemplated in the recitals to this Agreement until the earliest of (A) a date which is 270 days from the occurrence of such Potential Change in Control of the Company or (B) a termination of Officer’s employment pursuant to which Officer becomes entitled under this Agreement to receive the benefits provided in Section 6.

2. Effective Date. The effective date of this Agreement is April 14, 2008 (the “Effective Date”).

3. Term of Agreement. This Agreement shall commence on the Effective Date and shall continue in effect until December 31, 2008; provided, however, that commencing on the first day of the new year following the Effective Date and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless at least 90 days prior to such January 1 date, the Company or Officer shall have given notice that this Agreement shall not be extended (provided that no such notice may be given by the Company during the pendency of a (i) Potential Change in Control or (ii) Change in Control); and provided, further, that this Agreement shall continue in effect for a period of 12 months beyond the term provided herein if a Change in Control of the Company, as defined in Section 4, shall have occurred during such term. Notwithstanding anything in this Section 3 to the contrary, this Agreement shall terminate if Officer or the Company terminate Officer’s employment in a manner consistent with Section 1(i). In addition, the Company may terminate this Agreement during Officer’s employment if, prior to a Potential Change in Control or Change in Control, Officer ceases to hold Officer’s current position with the Company, except by reason of a promotion.

4. Definitions. The following terms shall have the following meanings for purposes of this Agreement:

(i) “Cause” shall mean

(A) the willful and continued failure by Officer substantially to perform Officer’s reasonably assigned duties with the Company consistent with those duties assigned to Officer, other than a failure resulting from Officer’s incapacity due to physical or mental illness, after a written demand for performance has been delivered to Officer by the Chief Executive Officer or the Chairman of the Board which specifically identifies the manner in which the Chairman or the CEO believes that Officer has not substantially performed Officer’s duties and is not or cannot be cured within thirty days after such written demand;

(B) the conviction of guilty or entering of a nolo contendere plea to a felony, which is materially and demonstrably injurious to the Company; or

(C) the commission of an act by Officer, or the failure by Officer to act, which constitutes gross negligence or gross misconduct.

For purposes of this Section 4(i), no act, or failure to act, on Officer’s part shall be considered “willful” unless done, or omitted, by Officer in bad faith. Any act, or failure to act, expressly authorized by a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or be an omission, by Officer in good faith. Notwithstanding the foregoing, Officer shall not be deemed to have been terminated for Cause unless the Company shall have delivered to Officer a copy of a resolution duly adopted by the Board finding, after reasonable notice to Officer and an opportunity for Officer to be heard with respect to such matter, that in the good faith opinion of the Board, Officer has engaged in the conduct set forth above in (A), (B), or (C) of this Section 4(i). Any such determination by the Board shall be subject to de novo review in mediation or in arbitration conducted pursuant to Section 15.

(ii) “Change in Control” of the Company shall mean the occurrence of any of the following events:

(A) any consolidation, merger, plan of share exchange, or other reorganization involving the Company (a “Merger”) as a result of which the holders of outstanding securities of the Company ordinarily having the right to vote for the election of directors (“Voting Securities”) immediately prior to the Merger do not continue to hold at least 50% of the combined voting power of the outstanding Voting Securities of the surviving or continuing corporation immediately after the Merger, disregarding any Voting Securities issued or retained by such holders in respect of securities of any other party to the Merger;

(B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company;

(C) the adoption of any plan or proposal for the liquidation or dissolution of the Company;

(D) at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board (“Incumbent Directors”) shall cease for any reason to constitute at least a majority thereof, unless each new director elected during such two-year period was nominated or elected by two-thirds of the Incumbent Directors then in office and voting (with new directors nominated or elected by two-thirds of the Incumbent Directors also being deemed to be Incumbent Directors); or

(E) any Person (as defined below) shall have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”)), directly or indirectly, of securities of the Company ordinarily having the right to vote for the election of directors representing 50% or more of the combined voting power of the then outstanding Voting Securities.

Notwithstanding anything in the foregoing to the contrary, unless otherwise determined by the Board, no Change in Control shall be deemed to have occurred for purposes of this Agreement if (1) Officer acquires (other than on the same basis as all other holders of the Company shares) an equity interest in an entity that acquires the Company in a Change in Control otherwise described under Section 4(ii)(A) or (B) above, or (2) Officer is part of group that constitutes a Person which becomes a beneficial owner of Voting Securities in a transaction that otherwise would have resulted in a Change in Control under Section 4(ii)(E) above.

(iii) “Deemed Performance Amount” shall mean the sum of all cash compensation paid or payable to Officer based on performance measures with respect to each of the last three complete calendar years divided by three; provided, however, that, if Officer has not been employed by the Company for all of the last three complete calendar years, the amount shall be the sum of all cash compensation paid or payable to Officer based on performance measures with respect to each of the complete calendar years for which Officer has been so employed divided by the number of such complete calendar years.

(iv) “Disability” shall mean the absence of Officer from Officer’s duties with the Company on a full time basis for 180 consecutive days as a result of Officer’s incapacity due to physical or mental illness, unless, within 30 days after a Notice of Termination (as defined below) is given to Officer following such absence, Officer shall have returned to the full performance of Officer’s duties.

(v) “Good Reason” shall mean:

(A) a diminution of Officer’s status, title, position(s), or responsibilities from Officer’s status, title, position(s), and responsibilities as in effect immediately prior to the Potential Change in Control or Change in Control, or the assignment to Officer of any duties or responsibilities which are inconsistent with such status, title, position(s), or responsibilities (in either case other than isolated, insubstantial or inadvertent actions which are remedied after notice), or any removal of Officer from such position(s), except in connection with the termination of Officer’s employment for Cause, Disability or as a result of Officer’s death or voluntarily by Officer other than for Good Reason;

(B) a substantial reduction by the Company in Officer’s rate of base salary, bonus or incentive opportunity or a substantial reduction in benefits (other than reductions that do not impact optionee’s compensation opportunity, taken as a whole, or a reduction in benefits applicable to substantially all officers);

(C) the Company’s requiring Officer to be based more than 100 miles from the principal office at in which Officer is based immediately prior to the Potential Change in Control or Change in Control, except for reasonably required travel on the Company’s business; or

(D) the Company’s failure to obtain a consent requested by Officer pursuant to Section 8(i) of this Agreement.

(vi) “Potential Change in Control” of the Company shall mean the occurrence of any of the following:

(A) the Company enters into an agreement, the approval of which by the shareholders would result in the occurrence of a Change in Control of the Company;

(B) any Person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control of the Company; or

(C) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control of the Company has occurred.

(vii) “Person” shall mean and include any individual, corporation, partnership, group, association or other “person”, as such term is used in Section 14(d) of the Exchange Act, other than the Company, any subsidiary of the Company or any employee benefit plan(s) sponsored by the Company.

(viii) “Plan” shall mean any compensation plan such as an incentive, stock option or restricted stock plan or any employee benefit plan such as a thrift, pension, profit sharing, medical, disability, accident, life insurance, or relocation plan or policy or any other plan, program or policy of the Company intended to benefit employees.

(ix) “Retirement” shall mean termination on or after Officer’s 65th birthday.

5. Notice of Termination; Effective Date of Termination. Any purported termination by the Company or by Officer following a Potential Change in Control or Change in Control shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Officer’s employment under the provision so indicated. The “Date of Termination” following a Potential Change in Control or Change in Control shall mean (a) if Officer’s employment is to be terminated for Disability, 30 days after Notice of Termination is given (provided that Officer shall not have returned to the performance of Officer’s duties on a full-time basis during such 30 day period), (b) if Officer’s employment is to be terminated by the Company for Cause, the date on which a Notice of Termination is given, and (c) if Officer’s employment is to be terminated by Officer or by the Company for any other reason, the date specified in the Notice of Termination, which shall be a date no earlier than 60 days after the date on which a Notice of Termination is given (provided that if the termination is by Officer for Good Reason the circumstances giving rise to the Good Reason have not been fully corrected by the specified date), unless an earlier date has been agreed to by the party receiving the Notice of Termination either in advance of, or after, receiving such Notice of Termination. Notwithstanding anything in the foregoing to the contrary, if the party receiving the Notice of Termination has not previously agreed to the termination, then within 30 days after any Notice of Termination is given, the party receiving such Notice of Termination may notify the other party that a dispute exists concerning the termination, in which event the Date of Termination shall be the date set either by mutual written agreement of the parties or by the arbitrators in a proceeding as provided in Section 15.

6. Change in Control Benefits. If, (a) after the occurrence of a Potential Change in Control (and during the pendency of a Change in Control resulting from such Potential Change in Control), (b) concurrent with a Change in Control, or (c) within twelve (12) months after a Change in Control, Officer’s employment by the Company shall be terminated (x) by the Company other than for Cause, Disability or Retirement or (y) by Officer for Good Reason based on an event occurring during such period, then Officer shall be entitled, without regard to any contrary provisions of any Plan, to a severance benefit (the “Severance Benefit”) equal to the lesser of the Specified Benefits (as defined in subsection (i) below), or the Capped Benefit (as defined in subsection (ii) below):

(i) The “Specified Benefits” are as follows:

(A) the Company shall compensate Officer through the Date of Termination, as follows:

(1) with respect to all amounts payable without regard to performance measures, the full amount of such compensation; and

(2) with respect to all amounts payable based on performance measures, any benefits or awards (including both cash and stock components) which pursuant to the terms of any plans have been earned, but which have not yet been paid to Officer, provided that all such amounts shall be paid at the time or times specified in such plans and not at the time for payment under (i)(B);

(B) as severance pay and in lieu of any further salary for periods subsequent to the Date of Termination, the Company shall pay to Officer an amount in cash (subject to applicable taxes and withholdings) determined as follows:

(1) One hundred percent (100%) of Officer’s annualized compensation without regard to performance measures, payable at the rate in effect just prior to the time of the Notice of Termination, with one-half of such amount payable in six equal monthly installments as a salary continuation during the six month period following the Date of Termination (with the first installment paid on the last day of the month in which the Date of Termination occurs and each later installment paid on the last day of each successive month) and the balance paid in a lump sum on the date that is six (6) months after the Date of Termination; and

(2) an amount equal to one hundred percent (100%) of the aggregate amount of Officer’s Deemed Performance Amount, which amount shall be payable in equal amounts concurrently with the six monthly installments referred to in clause (1), above.

(C) fifty percent (50%) of unvested options to purchase the Company’s Common Stock held by Officer on the Date of Termination shall be accelerated so that such options are immediately exercisable;

(D) for a one year period after the Date of Termination, the Company shall arrange to provide Officer and Officer’s dependents with medical and dental insurance benefits substantially similar to those which Officer was receiving immediately prior to the time of the Notice of Termination. Notwithstanding the foregoing, the Company shall not provide any benefit otherwise receivable by Officer pursuant to this paragraph (D) to the extent that a similar benefit is actually received by Officer from a subsequent employer during such one year period, and Officer agrees to report to the Company any such benefit expected to be received and such benefit actually received by Officer; and

(E) the Company shall pay Officer within 30 days after the Date of Termination for any vacation time earned but not taken at the Date of Termination, at an hourly rate equal to Officer’s annual base salary as in effect immediately prior to the time a Notice of Termination is given divided by 2080.

(ii) The “Capped Benefit” equals the Specified Benefits, reduced by the minimum amount necessary to prevent any portion of the Specified Benefits from being a “parachute payment” as defined in Section 280G (b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision. The amount of the Capped Benefit shall therefore equal (i) three times the “base amount” as defined in Code § 280G (b)(3)(A), reduced by one Dollar ($1.00), and further reduced by (ii) the present value of all other payments and benefits Officer is entitled to receive from the Company that are contingent upon a change in control of the Company within the meaning of Code § 280G (b)(2)(A)(i), including accelerated vesting of options and other awards under the Company’s stock option plans, and increased by (iii) all Specified Benefits that are not contingent upon a change in control within the meaning of Code § 280G (b)(2)(A)(i). Specified Benefits under (B)(1) shall be reduced first to achieve the Capped Benefit amount, then amounts under (B)(2) shall be reduced to the extent necessary to achieve the Capped Benefit amount. The parties recognize that there is some uncertainty regarding the computations under Code § 280G which must be applied to determine the Capped Benefit. Accordingly, the parties agree that, after the Severance Benefit is paid, the amount of the Capped Benefit may be retroactively adjusted to the extent any subsequent Internal Revenue Service regulations, rulings, audits or other pronouncements establish that the original calculation of the

Capped Benefit was incorrect. In that case, amounts shall be paid or reimbursed between the parties so that Officer will have received the Severance Benefit Officer would have received if the Capped Benefit had originally been calculated correctly.

(iii) If Officer is a “specified employee” within the meaning of Code § 409A(a)(2)(B)(i) and any payment required to be made pursuant to this Section 6 is subject to Code § 409A and not exempt from those requirements under any applicable regulations or other guidance of general applicability, then any such payment otherwise payable on account of Officer’s termination of employment during the period ending on the date that is six months after the Date of Termination shall be paid in a lump sum on the date that is six months after Officer’s Date of Termination instead of the date on which it would otherwise be paid.

(iv) Except as specifically provided above, the amount of any payment provided for in this Section 6 shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by Officer as the result of employment by another employer after the Date of Termination, or otherwise. Officer’s entitlements under this Section 6 are in addition to, and not in lieu of, any rights, benefits or entitlements Officer may have under the terms or provisions of any Plan.

7. Release of Claims. The Company shall have the right to require Officer to execute a general release of claims relating to Officer’s employment at the Company and termination of employment at the Company that could be brought by Officer under this Agreement as a condition to Officer’s receipt of any payments pursuant to Section 6; provided that the Company and each of its affiliates shall release any and all claims that each of them may have against Officer as a condition of any such release.

8. Successors; Binding Agreement.

(i) Upon Officer’s written request, the Company will seek to have any Successor (as hereinafter defined), by agreement in form and substance satisfactory to Officer, assent to the fulfillment by the Company of its obligations under this Agreement. Failure of the Company to obtain such assent prior to or at the time a Person becomes a Successor shall constitute Good Reason for termination by Officer of Officer’s employment if a Change in Control of the Company has occurred. For purposes of this Agreement, “Successor” shall mean any Person that succeeds to, or has the practical ability to control (either immediately or with the passage of time), the Company’s business directly, by merger, consolidation or purchase of assets, or indirectly, by purchase of the Company’s Voting Securities or otherwise.

(ii) This Agreement shall inure to the benefit of and be enforceable by Officer’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Officer should die while any amount would still be payable to Officer hereunder if Officer had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Officer’s devisee, legatee or other designee or, if there be no such designee, to Officer’s estate.

9. Fees and Expenses. Each party shall bear its own costs and attorney’s fees which have been incurred. Notwithstanding the preceding, the Company shall pay all legal fees and related expenses incurred by Officer as a result of (i) Officer’s termination under circumstances described in Section 6(a)-(c) (including all such fees and expenses, if any, incurred in contesting or disputing any such termination) or (ii) Officer’s seeking to obtain or enforce any right or benefit provided by this Agreement.

10. Survival. The respective obligations of, and benefits afforded to, the Company and Officer as provided in Section 6, 7, 9 and 15 of this Agreement shall survive termination of this Agreement.

11. Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when (i) if delivered personally, (ii) if given by email or fax, when transmitted and evidence of confirmed transmission is received, (iii) if given by a nationally recognized overnight courier, when received or personally delivered, or (iv) mailed by United States registered or certified mail, return receipt requested and, when delivered, and, in all case, with all charges prepaid and addressed to the address of the respective party set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Chairman of the Board or Chief Executive Officer of the Company, with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

12. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by Officer and the Chairman of the Board, the Chief Executive Officer of the Company or on behalf of the Board of Directors or the Compensation Committee of the Board of Directors. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

13. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14. Related Agreements. To the extent that any provision of any other agreement between the Company or any of its subsidiaries and Officer shall limit, qualify or be inconsistent with any provision of this Agreement, then for purposes of this Agreement, while the same shall remain in force, the provision of this Agreement shall control and such provision of such other agreement shall be deemed to have been superseded, and to be of no force or effect, as if such other agreement had been formally amended to the extent necessary to accomplish such purpose.

15. Arbitration. The Company and Officer agree to mediate any dispute arising under this Agreement. If any such dispute exists, the parties shall work together to arrange such a mediation within 30 days of the notice by either party to the other of the existence of a dispute under this Agreement. If, after the good faith effort of both parties to resolve the matter by mediation, the matter remains unresolved, any such unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Los Angeles, California by three arbitrators in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators’ award in any court having jurisdiction; provided, however, that Officer shall be entitled to seek specific performance of Officer’s right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. The Company shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 15.

16. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

[Signature page follows]

If this correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

INTERLINK ELECTRONICS, INC., a Delaware corporation

By:	/s/ PATRICE POLETO
Name:	Patrice Poleto
Title:	Vice President, Human Resources

Accepted and Acknowledged:

/s/ ROD VESLING
Rod Vesling
Date: April 22, 2008